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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports First Quarter Results

NEW YORK, May 10, 2004 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues for the first quarter ended March 31, 2004 were $22.5 million, compared to $21.0 million in the same period last year. Net income for the quarter was $3.2 million, or $0.22 per diluted share, compared to net income of $3.0 million or $0.21 per diluted share, in the year-earlier period. The diluted weighted average common shares outstanding for the three months ended March 31, 2004 was 14,722,344 shares compared with 13,899,630 shares for the prior year.

Al Kahn, Chairman and Chief Executive Officer, said, “Q1 results reflect continued momentum in our licensing segment primarily from sustained strong retail sales of Yu-Gi-Oh!™ products and the growing success of Teenage Mutant Ninja Turtles™ toys and other licensed products in the marketplace. In addition, during the quarter we began recognizing revenue contributions from new licensing programs including the American Kennel Club(SM) and the recent re-launch of the Cabbage Patch Kids™ at their original 16-inch size that was so popular in the 1980s.

“Fox Box™, 4Kids’ four hours of programming on Saturday mornings on the Fox Network, continues to drive licensing revenues for the company. We are preparing for the launch of Winx Club™, 4Kids’ first property targeting the girls market. The new series, which will make its Fox Box debut on June 19, 2004, has already attracted significant interest from several major licensees, including Mattel which will serve as the master toy licensee for Winx Club. We are further encouraged by the sustained strength of Yu-Gi-Oh! throughout the first quarter and look forward to the release by Warner Bros. of the first Yu-Gi-Oh! feature film in August 2004.

“We have repurchased 150,000 shares of our common stock under the current authorization of 750,000 shares granted by the Board of Directors in 2003 and we will continue to be active buyers of our stock in the open market. With no debt and cash and investments of $140.4 million at March 31, 2004, we are well-positioned to support our existing properties and to launch our exciting new properties. 4Kids’ continuing success in diversifying its revenue base make us optimistic about the company’s prospects for the remainder of 2004,” concluded Kahn.

About 4Kids Entertainment: Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, please visit the company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS MARCH 31, 2004 AND DECEMBER 31, 2003 (In thousands of dollars, except share data)

ASSETS	2004	2003
	(UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents	$123,854	$95,136
Investments	16,538	24,443

Total cash and investments	140,392	119,579
Accounts receivable - net	25,924	37,143
Prepaid Fox broadcast fee, net of accumulated amortization
of $41,592 and $36,447 in 2004 and 2003, respectively	6,908	8,688
Prepaid income taxes	105	2,670
Prepaid expenses and other current assets	1,506	1,690
Deferred income taxes	445	--

Total current assets	175,280	169,770
PROPERTY AND EQUIPMENT - NET	3,225	3,350
OTHER ASSETS:
Accounts receivable - noncurrent, net	3,795	2,662
Investment in equity securities	726	726
Film and television costs - net	8,870	8,183
Deferred income taxes - noncurrent	3,226	2,575
Other assets - net	9,482	6,014

TOTAL ASSETS	$204,604	$193,280

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Due to licensors	$18,367	$11,835
Media payable909	2,178
Accounts payable and accrued expenses	12,760	9,706
Deferred revenue	7,627	8,070
Deferred income taxes	--	52

Total current liabilities	39,663	31,841
DEFERRED RENT	1,079	952

Total liabilities	40,742	32,793

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 13,965,943 and 13,965,343 shares in 2004 and 2003, respectively	140	140
Additional paid-in capital	53,040	52,798
Accumulated other comprehensive income	881	693
Retained earnings	110,023	106,856

	164,084	160,487
Less- cost of 10,000 treasury shares	222	--

	163,862	160,487

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$204,604	$193,280

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (In thousands of dollars, except share data)

	Three Months Ended
	March 31, 2004	March 31, 2003
NET REVENUES	$22,467	$20,978

COSTS AND EXPENSES:
Selling, general and administrative	8,514	7,316
Production service costs	1,963	1,920
Amortization of television and film costs and
Fox broadcast fee	6,994	7,116

Total costs and expenses	17,471	16,352

INCOME FROM OPERATIONS	4,996	4,626
INTEREST INCOME	285	324

INCOME BEFORE INCOME TAXES	5,281	4,950
INCOME TAXES	2,114	1,980

NET INCOME	$3,167	$2,970

PER SHARE AMOUNTS:
Basic earnings per common share	$0.23	$0.23

Diluted earnings per common share	$0.22	$0.21

Weighted average common shares
outstanding - basic	13,967,614	13,135,008

Weighted average common shares
outstanding - diluted	14,722,344	13,899,630